Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Unitholders

Purple Innovation, LLC, formerly known as WonderGel, LLC

Alpine, Utah

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Purple Innovation, LLC, formerly known as WonderGel, LLC (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, changes in member’s deficit, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2017.

Salt Lake City, Utah

March 15, 2018

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Balance Sheets

(In thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$3,593	$4,013
Accounts receivable, net	4,182	2,328
Inventories, net	15,799	5,335
Prepaid inventory	2,219	675
Other current assets	492	247
Total current assets	26,285	12,598
Property and equipment, net	13,464	6,104
Intangible assets, net	1,267	130
Other long term assets	22	10
Total assets	$41,038	$18,842

Liabilities and Member's Deficit
Current liabilities:
Accounts payable	$21,131	$6,893
Accrued sales returns	4,825	2,054
Accrued interest - related-party	—	22
Compensation and benefits	2,097	1,810
Customer prepayments	3,213	4,154
Accrued sales tax	8,466	2,291
Other accrued liabilities	1,451	1,141
Current portion of long-term obligations	29	51
Related party notes payable	—	300
Total current liabilities	41,212	18,716
Long-term obligations, net of current portion	8,117	24
Other long term liabilities	2,251	914
Total liabilities	51,580	19,654
Member's deficit:
Common units, no par value, 100,000 units authorized; 88,000 units issued and outstanding	2,260	2,260
Distributions	(4,574)	(286)
Accumulated deficit	(8,228)	(2,786)
Total member's deficit	(10,542)	(812)
Total liabilities and member's deficit	$41,038	$18,842

The accompanying notes are an integral part of these financial statements.

PURPLE INNOVATION, LLC

 (Formerly known as WonderGel, LLC)

 Statements of Operations

 (In thousands)

	Year Ended December 31,
	2017	2016	2015
Revenues, net	$196,859	$65,473	$5,839
Cost of revenues:
Cost of revenues	108,464	39,857	3,935
Related-party royalty fees (see Note 2)	—	4,139	520
Total cost of revenues	108,464	43,996	4,455
Gross profit	88,395	21,477	1,384
Operating expenses:
Marketing and sales	79,139	17,901	469
General and administrative	13,229	4,643	1,193
Research and development	1,387	792	62
Loss on disposal of property and equipment	10	23	—
Total operating expenses	93,765	23,359	1,724
Operating loss	(5,370)	(1,882)	(340)
Other income (expense):
Other income	9	8	5
Interest expense	(81)	(27)	(72)
Total other income (expense)	(72)	(19)	(67)
Net loss	$(5,442)	$(1,901)	$(407)

The accompanying notes are an integral part of these financial statements.

PURPLE INNOVATION, LLC

 (Formerly known as WonderGel, LLC)

 Statement of Changes in Member’s Deficit

 (In thousands)

	Contributed			Total
	Common	Member's	Accumulated	Member's
	Equity	Distributions	Deficit	Deficit
Balance - December 31, 2014	$—	$—	$(478)	$(478)
Net loss	—	—	(407)	(407)
Forgiveness of debt by related-party	64	—	—	64
Member distributions	—	(210)	—	(210)
Balance - December 31, 2015	$64	$(210)	$(885)	$(1,031)
Net loss	—	—	(1,901)	(1,901)
Forgiveness of debt by related-party	788	—	—	788
Forgiveness of unpaid royalties	1,041	—	—	1,041
Contribution of property and equipment from related-party	367	—	—	367
Member distributions	—	(76)	—	(76)
Balance - December 31, 2016	$2,260	$(286)	$(2,786)	$(812)
Net loss	—	—	(5,442)	(5,442)
Member distributions	—	(4,288)	—	(4,288)
Balance - December 31, 2017	$2,260	$(4,574)	$(8,228)	$(10,542)

The accompanying notes are an integral part of these financial statements.

PURPLE INNOVATION, LLC

 (Formerly known as WonderGel, LLC)

 Statements of Cash Flows

 (In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(5,442)	$(1,901)	$(407)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation and amortization	741	80	14
Loss on disposal of property and equipment	10	23	—
Amortization of debt issuance costs	6	—	—
Bad debt	1	10	4
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,855)	(1,674)	(157)
Decrease (increase) in inventories	(10,464)	(4,953)	226
Increase in prepaid inventory and other assets	(1,761)	(922)	(10)
Increase (decrease) in accounts payable	13,847	5,548	(40)
Increase in accrued sales returns	2,771	2,054	12
Increase in accrued compensation and benefits	287	1,491	259
Increase (decrease) in customer prepayments	(941)	4,154	—
Increase in other accrued liabilities	7,800	5,224	29
Net cash provided by (used in) operating activities	5,000	9,134	(70)

Cash flows from investing activities:
Purchase of property and equipment	(7,579)	(4,689)	—
Investment in intangible assets	(1,149)	(130)	—
Net cash used in investing activities	(8,728)	(4,819)	—

Cash flows from financing activities:
Proceeds from draw on line of credit	8,000	—	—
Proceeds from related-party notes payable	—	245	885
Payments on related-party notes payable	(300)	(540)	(790)
Payments on long-term obligations	(58)	(1)	—
Payments for debt issuance costs	(46)	—	—
Member distributions	(4,288)	(77)	(210)
Net cash provided by (used in) financing activities	3,308	(373)	(115)

Net increase (decrease) in cash	(420)	3,942	(185)
Cash, beginning of the period	4,013	71	256
Cash, end of the period	$3,593	$4,013	$71

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$46	$24	$137

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$549	$1,044	$—
Equipment acquired through capital lease	$129	$29	$—
Property and equipment acquired through related-party contributions	$—	$414	$—
Long-term obligations acquired through related-party contributions	$—	$47	$—
Member contribution through forgiveness of debt	$—	$1,041	$—
Member contribution through partial note forgiveness	$—	$788	$64

The accompanying notes are an integral part of these financial statements.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements

(Dollars and units in thousands)

Note 1 Description of Business

Purple Innovation, LLC (the “Company”), formerly known as WonderGel, LLC, was established as a limited liability company under the laws of the State of Delaware on May 26, 2010. The name was changed to Purple Innovation, LLC on January 27, 2017. The Company is a comfort technology company which designs and manufactures products to improve how people sleep, sit, and stand. It designs and manufactures a range of comfort technology products, including mattresses, pillows, and cushions, using its proprietary Hyper-Elastic Polymer® technology designed to improve comfort. The Company markets and sells its products through direct-to-consumer and traditional wholesale channels.

Note 2 Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with GAAP and reflect the financial position, results of operations and cash flows of the Company.

Business Combination

In December of 2016, the Company acquired EquaPressure, LLC (“EquaPressure”) from InnoHold, LLC (“InnoHold”), 100% owners of the Company. EquaPressure designs and manufactures medical cushioning products primarily for sales in the long-term and home medical care markets. At the time of the acquisition, InnoHold was the owner of both entities and the acquisition of EquaPressure was a transfer between entities under common control. As such, the Company recorded the assets, liabilities and equity of EquaPressure on its balance sheet at EquaPressure’s historical basis instead of fair value. Transfers of businesses between entities under common control require the reporting period to be presented as if the transaction occurred at the beginning of the period in which common control first existed. Accordingly, the accompanying financial statements and related notes of the Company have been retrospectively adjusted to include the historical balances of EquaPressure prior to the effective date of the acquisition.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgment. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates will be reflected in the financial statements in future periods.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

 Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of an allowance for expected losses and consist primarily of receivables from wholesale customers and receivables from third-party processors for customer credit card purchases. The allowance is recognized in an amount equal to anticipated future write-offs. Management estimates allowance for doubtful accounts based on delinquencies, aging trends, industry risk trends, historical experience and current trends. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered. Management established an allowance for doubtful accounts of $11 and $10 as of December 31, 2017 and 2016, respectively. There was no allowance for doubtful accounts at December 31, 2015. The Company recognized bad debt expense in the amount of $1, $10, and $4 for the years ended December 31, 2017, 2016 and 2015, respectively.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or net realizable value. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. Cost is calculated using the average cost method. The Company reviews the components of its inventory on a regular basis for excess and obsolete inventory and makes appropriate adjustments when necessary. Once established, the original cost of the inventory less the related inventory allowance represents the new cost basis of such products. As of December 31, 2017 and 2016, the reserve for inventory obsolescence was $242 and $185, respectively.

Prepaid Inventory and Other Assets

The Company has made payments and deposits for inventories, subscriptions and other products and services that will be received, consumed or used in a future period in the amounts of $2,734 and $932 as of December 31, 2017 and 2016, respectively.

Property and Equipment

Property and equipment are stated at cost, net of depreciation. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 3 to 10 years, as follows:

Years
Equipment	10
Furniture and fixtures	7
Computer equipment and software	3
Leasehold improvements	15

Major renewals and betterments that extend useful life are capitalized. The Company records depreciation and amortization in cost of sales for long-lived assets used in the manufacturing process, and within each line item of operating expenses for all other long-lived assets. Leasehold improvements are amortized over the shorter of the useful life of the leasehold improvements or the contractual term of the lease, with consideration of lease renewal options if renewal appears probable. Assets under capital lease are included within equipment and represent non-cash investing activities. The cost and related accumulated depreciation of assets sold or retired is removed from the accounts with any resulting gain or loss included in the statement of operations.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Intangible Assets

Intangible assets consist of legal costs for obtaining patents for developed technologies, legal cost of trademarks, cost for the acquisition and development of internal-use software and the acquisition of an internet domain name. Patents are being amortized using the straight-line method over their estimated useful lives of 14 to 20 years. The internet domain name is being amortized using the straight-line method over its estimated useful life of 15 years. Trademarks have indefinite lives and are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Internal-use software has not yet been placed into service and is not currently being amortized. No impairments on intangible assets were recorded during the year ended December 31, 2017 or 2016.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). The Company did not identify any indicators of impairment for the years ended December 31, 2017, 2016 or 2015.

Income Taxes

The Company is a limited liability company taxed as a partnership for federal and state income tax purposes. Generally, partnerships are not subject to income tax because their earnings and losses are passed directly to their members and taxes at that level. Therefore, a provision for federal and state income taxes is not necessary because the Company’s taxable income or loss is includable in the income tax returns of the Company’s member.

The Company has not disclosed the net difference between its tax bases and the reported amounts of its assets and liabilities. This is due to the fact that tax positions available to individual members will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual member and will depend on his or her individual tax position. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual members may not share the tax basis pro rata. The Company believes that these circumstances make it impracticable for the Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financial statements.

The Company follows the accounting guidance in Accounting Standards Codification (“ASC”) 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The Company had no uncertain tax positions at December 31, 2017, 2016 or 2015. The Company’s policy is to recognize interest expense and penalties related to uncertain tax positions, when applicable as a component of income tax expense.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

The Company files U.S. federal and certain state income tax returns. The income tax returns of the Company are subject to examination by U.S. federal and state taxing authorities for various time periods, depending on those jurisdictions’ rules, generally after the income tax returns are filed.

Advertising Costs

The Company charges advertising costs to operations as incurred. Advertising expense was $72,555, $16,428 and $448 for the years ended December 31, 2017, 2016 and 2015, respectively.

Revenue Recognition

The Company generates revenues from the sale of inventory. Revenue is recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the service has been provided; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. Revenue generated from sales is recognized when the inventory is shipped to the customer, which is when title passes to the customer. Revenue is reported net of estimated sales returns and discounts, and excludes sales taxes. As a part of the Company’s normal course of business, sales taxes are collected from customers. Such taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs, net of sales taxes.

The Company does not normally charge additional amounts above list price to the customer for shipping and handling. Orders with an exceptionally high shipping cost may result in an additional charge to the customer with those amounts recorded as revenue under the same policy as product revenue. Shipping costs are recorded as a component of cost of revenues.

Customer prepayments include cash amounts transacted with customers prior to product delivery. At December 31, 2017 and 2016, $3,213 and $4,154, respectively, were included in current liabilities in the accompanying balance sheets.

Cost of Revenues

Costs associated with net revenues are recorded in cost of revenues, and are recorded in the same period in which related sales have been recorded. Cost of revenues includes the costs of receiving, producing, inspecting, warehousing, insuring, and shipping goods during the period, as well as depreciation and amortization of long-lived assets used in these processes. Cost of sales also includes shipping and handling costs associated with the delivery of goods to customers.

Related-Party Royalty Fees

During part of 2016 and certain prior periods the Company had technology licensing agreements with EdiZONE, LLC (“EdiZONE”), an entity under common control with the Company (see Note 9), whereby certain technology was licensed to the Company for a royalty fee. The Company incurred royalty fees to EdiZONE in the amount of $4,139 and $520 during the years ended December 31, 2016 and 2015, respectively. There were no royalty fees in 2017. On December 15, 2016, the technology license agreements between EdiZONE and the Company were amended to terminate the royalty fee the Company owed to EdiZONE with the unpaid royalties in the amount of $1,040 being forgiven and recorded as a capital contribution. On December 27, 2016, the license agreements were terminated and a new intellectual property assignment and license back agreement between the Company and EdiZONE (“IP Agreement”) was executed. In accordance with the IP Agreement, certain intellectual property owned by EdiZONE, including the intellectual property that was previously licensed to the Company, was assigned to the Company. There was no value assigned and no intangible asset recognized since the intellectual property was internally developed. A subset of the intellectual property that was not relevant to the Company was licensed back to EdiZONE for no consideration. The Company will not incur any royalty fees related to this intellectual property in the future. On November 1, 2017, the Company and EdiZONE executed an Amended and Restated Confidential Assignment and License Back Agreement, pursuant to which EdiZONE assigned substantially all of its intellectual property to the Company and the Company licensed back to EdiZONE such intellectual property for use outside the consumer comfort and cushioning field of use reserved by the Company.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Sales Returns

The Company offers up to 100-days to return a mattress or pillow and 30-days to return a seat cushion for a full refund. The Company’s policy grants to customers a right of return requiring the Company to reduce the amount of the revenue recognized by the amount of the estimated returns. The estimated sales returns, which are recorded as a reduction of revenue at the time of sale and are recorded as a liability on the balance sheet, are based on historical trends and product return rates and are adjusted for any current or expected trends as appropriate. Actual sales returns could differ from these estimates. The Company regularly assesses and adjusts the estimate of accrued sales returns by updating the return rates for actual trends and projected costs. The Company classifies the estimated sales returns as a current liability as they are expected to be paid out in less than one year. As of December 31, 2017 and 2016, $4,825 and $2,054, respectively, were included as accrued sales returns on the accompanying balance sheets. The Company had the following activity for sales returns:

	Years Ended December 31,
(in thousands)	2017	2016	2015
Balance at beginning of period	$2,054	$17	$5
Additions that reduced net sales	19,779	7,278	124
Deduction from reserves for current year returns	(17,008)	(5,241)	(112)
Balance at end of period	$4,825	$2,054	$17

Warranty Liabilities

The Company provides a limited warranty on most of the products sold. The estimated warranty costs, which are expensed at the time of sale and included in cost of revenues, are based on the results of product testing, industry and historical trends and warranty claim rates incurred and are adjusted for any current or expected trends as appropriate. Actual warranty claim costs could differ from these estimates. The Company regularly assesses and adjusts the estimate of accrued warranty claims by updating claims rates for actual trends and projected claim costs.  The Company classifies as non-current those estimated warranty costs expected to be paid out in greater than one year.  As of December 31, 2017 and 2016, $640 and $218 of accrued warranty expense is included as a component of other accrued liabilities in current liabilities and $397 and $284 of accrued warranty expense is included in other long-term liabilities on the Company’s accompanying balance sheets, respectively. The Company had the following activity for warranties:

	Years Ended December 31,
(in thousands)	2017	2016	2015
Balance at beginning of period	$502	$25	$20
Additions charged to expense for current year sales	1,222	608	20
Deduction from reserves for current year claims	(687)	(131)	(15)
Balance at end of period	$1,037	$502	$25

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Fair Value Measurements

The Company uses the fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The carrying amounts of cash, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these accounts. Cash equivalents are comprised of level 1 fair value inputs. The carrying amount of the Company’s debt approximates fair value due to the short-term nature of the debt. Refer to Note 7 and Note 9 for additional information.

Member Equity

The originating Limited Liability Company Operating Agreement of WonderGel, LLC dated May 26, 2010 (“LLC Agreement”), provided that upon formation of the Company the equity ownership in the Company would be denominated as membership interest. On December 30, 2016 the Company amended and restated the Limited Liability Company Agreement reorganizing the equity ownership of the Company and authorizing the Company to issue up to 100,000,000 common units. Pursuant to the agreement, 100 percent of the membership interest in the Company held by InnoHold was exchanged for 88,000,000 issued common units, representing 100 percent of the equity ownership continuing to be held by InnoHold.

Incentive Units

The Company granted incentive units to certain employees in conjunction with the authorized equity incentive plan. The Company accounts for the incentive units in accordance with ASC 718, Compensation – Stock Compensation. The Company determined that the incentive units are accounted for as a liability which requires the fair value of the award to be determined at each reporting date with the change in fair value recorded in earnings. The awards have a performance condition and the compensation expense is recognized when it is probable the performance condition will be achieved. The Company has concluded that the performance condition has not occurred, nor is it probable that one will occur. Therefore, as of December 31, 2017, no compensation expense has been recognized.

New Accounting Pronouncements, Not Yet Adopted

In May 2017, the Financial Accounting Standards Board (“FASB”) issue Accounting Standards Update (“ASU”) 2017-09, “Compensation – Stock Compensation: Scope of Modification Accounting.” The amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. These updates are effective for the Company for its annual period beginning January 1, 2018, and interim periods therein, with early adoption permitted. The guidance in this standard is will not have a material impact on the financial statements.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In January 2017, the FASB issued ASU 2017-01, “Business Combinations: Clarifying the Definition of a Business.” The purpose of this ASU is to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. These updates are effective for public companies for annual periods beginning after December 15, 2017, including interim periods therein. The Company is allowed to use the private company adoption timelines, and therefore the standard is effective for the Company for its annual period beginning January 1, 2019, and interim periods therein. The guidance in this standard is not expected to have a material impact on the financial statements.

In June 2016, the FASB issued ASU No, 2016-13, “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments.” These amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. These updates are effective for public companies for annual periods beginning after December 15, 2019, including interim periods therein. The Company is allowed to use the private company adoption timelines, and therefore the standard is effective for the Company for its annual period beginning January 1, 2021, and interim periods within annual periods beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the potential impact this new standard may have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting,” which updated the accounting guidance related to stock compensation. This update simplifies the accounting for employee share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. These updates are effective for public companies for annual periods beginning after December 15, 2016, including interim periods therein. The Company is allowed to use the private company adoption timelines, and therefore the standard is effective for the Company for its annual period beginning January 1, 2018, and interim periods within annual periods beginning January 1, 2019, with early adoption permitted. The guidance in this standard will not have a material impact on the financial statements of the Company.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which updated the accounting guidance related to leases as part of a joint project with the International Accounting Standards Board (“IASB”) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. These updates are effective for public companies for annual periods beginning after December 15, 2018, including interim periods therein. The Company is allowed to use the private company adoption timelines, and therefore the standard is effective for the Company for its annual period beginning January 1, 2020, and interim periods within annual periods beginning January 1, 2021. The standard is to be applied utilizing a modified retrospective approach, with early adoption permitted. The Company is currently evaluating the potential impact this new standard may have on its financial statements.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In May 2014, in addition to several amendments issued during 2016, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This pronouncement updated the accounting guidance related to revenue from contracts with customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The standard defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. These updates are effective for public companies for annual periods beginning after December 15, 2017, including interim periods therein. The Company is allowed to use the private company adoption timelines, and therefore the standard is effective for the Company for its annual period beginning January 1, 2019, and interim periods within annual periods beginning January 1, 2020. The standard shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has not begun to evaluate the impact that the standard will have on the Company’s financial statements.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

New Accounting Pronouncements, Adopted in 2017

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments.” This standard added and clarified guidance on the classification of certain cash receipts and payments in the statement of cash flows. These updates are effective for the Company for its annual period beginning January 1, 2019, and interim periods within annual periods beginning January 1, 2020, with early adoption permitted. The adoption of this standard did not have a material impact on the financial statements.

In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-11, “Inventory (Topic 330) Simplifying the Measurement of Inventory.” The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. This guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The amendments are to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this standard did not have a material impact on the financial statements of the Company.

Note 3 Inventories

Inventories consisted of the following:

	As of December 31,
(in thousands)	2017	2016
Raw materials	$13,155	$3,509
Work-in-process	300	336
Finished goods	2,586	1,675
Inventory obsolescence reserve	(242)	(185)
Inventories, net	$15,799	$5,335

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 4 Property and Equipment

Property and equipment consisted of the following:

	As of December 31,
	2017	2016
(in thousands)
Equipment in progress	$3,670	$3,869
Equipment	8,609	1,576
Equipment under capital lease	159	29
Furniture and fixtures	168	143
Computer equipment and software	469	137
Leasehold improvements	1,265	497
Total property and equipment	14,340	6,251
Accumulated depreciation	(876)	(147)
Property and equipment, net	$13,464	$6,104

Equipment in progress reflects equipment, primarily related to mattress manufacturing, which is being constructed and was not in service at December 31, 2017.

Depreciation expense was $729, $80 and $14 for the years ended December 31, 2017, 2016 and 2015, respectively.

Note 5 Intangible Assets

The following table provides the components of intangible assets:

		As of December 31, 2017			As of December 31, 2016
	Useful Life		Accumulated	Net Carrying		Accumulated	Net Carrying
(in thousands, except useful life)	(years)	Gross Cost	Amortization	Value	Gross Cost	Amortization	Value
Indefinite-lived non-amortizing:
Trademarks		$64	$-	$64	$14	$-	$14
Definite-lived amortizing:
Patents	14-18	297	(2)	295	116	-	116
Internet domain	15	900	(10)	890	-	-	-
Internal-use software (in process)	-	18	-	18	-	-	-
Intangible assets, net		$1,279	$(12)	$1,267	$130	$-	$130

Amortization expense in 2017 for definite-lived intangible assets was $12 and there was minimal amortization expense in 2016. There was no amortization expense in 2015 as the Company did not have any intangible assets prior to 2016. There were no impairment charges related to intangible assets in 2017 or 2016.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Estimated amortization expense for intangible assets is expected to be as follows for the next five years:

(in thousands)
Year ended December 31,
2018	$75
2019	75
2020	75
2021	75
2022	75
Thereafter	828
Total	$1,203

Note 6 Other Current Liabilities

The Company’s other current liabilities consisted of the following:

	As of December 31,
(in thousands)	2017	2016
Warranty accrual - current portion	$640	$217
Website commissions	558	501
Accrued expenses	177	194
Rent - related party	76	229
Total other accrued liabilities	$1,451	$1,141

Website commissions represent the costs associated with arrangements the Company has with third party websites to send e-commerce traffic to the Company’s website to purchase products online.

Note 7 Long-Term Obligations

Long term obligations consist of the following as of December 31, 2017 and 2016:

	As of December 31,
(in thousands)	2017	2016
Line of credit	$8,000	$—
Capital leases	146	28
Equipment note payable	—	47
Total long-term debt	8,146	75
Less: current portion of long-term obligations	(29)	(51)
Long-term obligations, net of current portion	$8,117	$24

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Line of Credit

In October 2017, the Company entered into an agreement with Wells Fargo Bank for a $10,000 revolving line of credit for working capital requirements and general corporate purposes (“LOC”). The LOC has an interest rate equal to 4.56% as of December 31, 2017 and interest is to be paid by the Company on a quarterly basis. The Company incurred $46 in related issuance fees which was included in other assets on the balance sheet. All outstanding principal balance of the LOC is due and payable in full on October 8, 2019. The LOC is secured by inventory assets of the Company. The LOC has an unused commitment fee to be paid quarterly commencing January 1, 2018, equal to 0.25% of the daily unused amount of the LOC. The LOC also includes certain covenants made by the Company including making payments on time, providing timely audited financial statements, maintain adequate insurance, maintaining an EBITDA not less than $500 based on a rolling 4-quarter basis, asset coverage ratio not less than 1.5 to 1, no capital expenditures greater than $10,000 in any fiscal year and other usual and customary covenants. As of December 31, 2017, the Company has drawn $8,000 on the LOC and has an additional borrowing capacity of $2,000. As of December 31, 2017, the Company was in breach of terms of the agreement by failing to facilitate collateral audits in accordance with the provisions of the agreement. The Company received a waiver from Wells Fargo Bank of its default rights so long as the Company facilitated collateral audits by January 19, 2018. The Company delivered the collateral audit information to Wells Fargo by the respective deadline. In February 2018, the Company paid off and closed the LOC with Wells Fargo Bank by paying $8,100 in cash including accrued interest and fees. There were no events of default identified.

Equipment Note Payable

In December 2016, the Company received a non-cash capital contribution from InnoHold, LLC (“InnoHold”) who is the 100% member of the Company. The contribution included property equipment encumbered with a note payable to an unrelated entity, with the note payable being assumed by the Company (see Note 9). As of December 31, 2016, $47 was outstanding on the note payable, which incurs interest at a fixed rate of 4.98 percent. The note payable has monthly payments of $9 due at the first of each month through May 1, 2017 and is collateralized by the underlying equipment. The note payable was paid off during 2017.

Capital Leases

The Company has acquired equipment valued at $159 pursuant to numerous capital lease agreements. The terms of the leases range from 36 to 60 months with interest rates between 4.95 and 17.44 percent and have monthly payments of $0.4 to $1.5. The obligations are collateralized by the related equipment and future minimum payments under the capital leases are as follows:

(in thousands)
Year ended December 31 ,
2018	$40
2019	40
2020	37
2021	35
2022	23
Total minimum lease payments	175
Less amount representing interest	(29)
Present value of net minimum lease payments	$146

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 8 Commitments and Contingencies

Required Member Distributions

Pursuant to the April 2017 Amended and Restated Limited Liability Company Agreement, the Company is required to distribute to the member an amount equal to 45 percent of the Company’s net taxable income following the end of each fiscal year. Other additional discretionary distributions are allowed but they do not reduce the required member distribution. During 2017, $4,288 was distributed to the member as required and discretionary distributions.

Employment Agreements

On December 31, 2016 the Company entered into agreements with two key employees that are also controlling members of the Company. The agreements outline compensation and severance commitments. If these key employees are terminated without cause, the Company is required to pay up to $3,400 in compensation and maintain certain benefits for up to five years.

Service Agreement

In October 2017, the Company entered into an electric service agreement with the local power company. The agreement provides for the construction and installation of certain utility improvements to provide increased power capacity to the manufacturing and warehouse facility in Tooele, Utah.  The Company has agreed to pay for a portion of the improvements and agreed to a minimum contract billing amount over a 15-year period based on regulated rate schedules and changes in actual demand during the billing period.   The agreement includes an early termination clause that requires the Company to pay a pro-rata termination charge if the Company terminates within the first 10-years of the service start date. The Company considers early termination of the service agreement to be remote. The early termination charge and other key terms within the service agreement will not be known and finalized until after the utility improvements have been completed and service begins (the early termination charge immediately following construction is currently estimated to be $1,600, which estimate is subject to further charges based on the completion of the utility improvements). As of December 31, 2017, the utility improvements remained under construction by the power company and were not yet operational.

Operating Leases

The Company leases various office and warehouse facilities under two non-cancelable operating leases. Building space for its headquarters facility in Alpine, Utah is leased from TNT Holdings, LLC (“TNT”), an entity under common control with the Company. The lease was originally entered into in 2010, but in October 2017 was amended with a lease term of 10 years that expires in September 2027 with the option for a 5-year extension. The Company also leases a facility located in Tooele, Utah for use primarily as manufacturing and warehouse space. The lease was entered into in August 2016 with a lease term of 66 months and expires in January 2022 with two 5-year extension options. Rent expense on lease payments, including those with rent escalations and rent free periods, is recognized on a straight-line basis over the lease term, which includes the extension option periods. The difference between the straight-line rent amounts and amounts payable under the leases are recorded as part of deferred rent, in other current liabilities or other long-term liabilities, as appropriate. At December 31, 2017 and 2016, all of the deferred rent in the amount of $1,855 and $629, respectively, is included in other long-term liabilities on the accompanying balance sheets. During the year ended December 31, 2017, 2016, and 2015, the Company recognized rent expense in the amount of $3,471, $1,058 and $319, respectively.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Minimum future lease payments for the base rent period, excluding extension option periods, at December 31, 2017, are as follows:

(in thousands)	Related
Year ended December 31,	Party	Other	Total
2018	$938	$1,877	$2,815
2019	968	1,946	2,914
2020	1,006	2,015	3,021
2021	1,045	2,084	3,129
2022	1,084	178	1,262
Thereafter	5,703	-	5,703
Total	$10,744	$8,100	$18,844

Legal Proceedings

On March 23, 2017, the Company filed its First Amended Complaint against Honest Reviews, LLC (“HMR”), Ryan Monahan (“Mr. Monahan”) and GhostBed, Inc. (“GhostBed”) (collectively, the “Defendants”), alleging that the Defendants are working together on a competitive campaign to intentionally disseminate false and misleading statements regarding the safety of the Company’s mattresses, while at the same time failing to disclose to the public the fact that Mr. Monahan has, since 2015, provided significant digital marketing services to GhostBed, for which his company received substantial compensation. On September 22, 2017, the United States District Court in Utah issued a preliminary injunction requiring full disclosure of the relationship between GhostBed and Monahan on the HMR website and social media, to remove certain prior articles and other content, and requiring that any future posts by the Defendants regarding the Company or the lawsuit be accompanied by a full disclosure of the relationship between Monahan and GhostBed. On February 12, 2018, the court granted the Company’s motion for sanctions against the Defendants.  The sanctions against the defendants include the following: (1) GhostBed’s counterclaims against Purple are dismissed; (2) The Company has been awarded its reasonable attorneys’ fees and costs for filing the motion for preliminary injunction, preparing for the hearing, and filing the motion for sanctions; (3) An adverse jury instruction may be delivered at trial if the court deems it appropriate. Despite the Court’s issuance of the preliminary injunction and ruling on sanctions, the Company is unable to determine, at this stage, the possible outcome of the litigation.

The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any such pending or threatened proceedings, or any amount that the Company might be required to pay by reason thereof, would have a material adverse effect on the financial condition or future results of the Company. See Note 13 Subsequent Events for legal proceedings that occurred after December 31, 2017.

Note 9 Related-Party Transactions

The Company had various transactions with entities or individuals which are considered related parties.

InnoHold

InnoHold is the 100 percent owner of the Company and had the following transactions with the Company.

Prior to 2016, the Company entered into various revolving credit demand note payable agreements (“Demand Notes”) with InnoHold. These Demand Notes provided funds to the Company for general working capital needs. The Demand Notes allow for additional proceeds to be provided to the Company as funds are needed and partial or full repayments by the Company if, and when, funds are available. The Demand Notes accrue interest at a rate of 7 percent per annum.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

During the year ended December 31, 2016, the Company required additional proceeds in the amount of $245 and made payments on the Demand Notes in the amount of $495. In December 2016, the Demand Notes in the amount of $863 plus accrued interest of $224 was partially forgiven and the terms of the remaining $300 Demand Notes were amended to be due and paid on April 22, 2017 with interest accruing at 7 percent. The forgiveness of debt was treated as a member contribution. The total Demand Notes outstanding as of December 31, 2016 was $300.

In December 2016, the Company received a non-cash capital contribution from InnoHold of property and equipment valued at a carrying cost of $414 encumbered with a $47 note payable to an unrelated entity. The obligation was assumed by the Company.

During the year ended December 31, 2016, certain expenses of the Company in the amount of $26 were paid by InnoHold and are to be reimbursed by the Company. The amount is included in accounts payable on the accompanying balance sheet.

The Company paid member distributions to InnoHold with cash in the amount of $4,288, $77 and $210 during the years ended December 31, 2017, 2016 and 2015, respectively.

TNT

TNT is an entity under common control with the Company and owns the Alpine facility the Company leases. The Company determined that TNT is not a variable interest entity as it does not hold any explicit or implicit variable interest in TNT and does not have a controlling financial interest in TNT. Accordingly, TNT is not a variable interest entity.

During the year ended December 31, 2017 the Company incurred $962 in rent expense to TNT for the building lease of the Alpine facility. As of December 31, 2017, the Company has deferred rent in the amount of $184 included as a long-term liability on the balance sheet. The Company also has accrued rent in the amount of $76 and $4 for property taxes due to TNT that are included in other current liabilities on the balance sheet.

During the year ended December 31, 2016 the Company incurred $912 in rent expense to TNT for the building lease of the Alpine facility. As of December 31, 2016, the Company has deferred rent in the amount of $89 included as a long-term liability on the balance sheet. The Company also has accrued rent in the amount of $229 to TNT and $115 in other current liabilities due to TNT for property taxes.

During the year ended December 31, 2015, the Company incurred $319 to TNT for rent expense for the building lease on the Alpine facility.

Controlling Members of InnoHold

The Company had various revolving credit demand loans from the controlling members of InnoHold with an interest rate of 7 percent. During the year ended December 31, 2016, the Company extinguished these related-party notes payable in full by paying $45 in principal plus $20 in accrued interest. During the year ended December 31, 2015, the Company extinguished two of the notes in the aggregate principal amount of $46 plus accrued interest of $18 by conversion to member’s equity.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

EdiZONE

EdiZONE is owned 100 percent by TNT which develops new technologies and products and licenses the technology to other companies. The Company determined that EdiZONE is not a variable interest entity as it does not hold any explicit or implicit variable interest in EdiZONE and does not have a controlling financial interest in EdiZONE. Accordingly, EdiZONE is not a variable interest entity.

During part of 2016 and certain prior periods, the Company and EdiZONE entered into technology licensing agreements whereby certain technology was licensed to the Company for a royalty fee. The Company incurred $4,139 and $520 in royalty fees during the years ended December 31, 2016 and 2015, respectively.

On December 15, 2016, the technology license agreements between EdiZONE and the Company were amended to terminate the royalty that the Company owed to EdiZONE. During the year ended December 31, 2016, the Company incurred $4,139 in royalty fees with the unpaid royalty fees on December 15, 2016 in the amount of $1,040 forgiven and recorded as a member contribution on behalf of InnoHold.

Effective December 27, 2016, the IP Agreement between the Company and EdiZONE was executed. In accordance with the IP Agreement, certain intellectual property owned by EdiZONE was assigned to the Company and a subset of such intellectual property that was not relevant to the Company was licensed back to EdiZONE. There are no royalty payments from EdiZONE to the Company for the license in the future. The IP Agreement stipulates that EdiZONE is entitled to all third-party royalties from the license.

Also effective December 27, 2016, the Company and EdiZONE, LLC entered into an Exclusive License Agreement, pursuant to which EdiZONE provided the Company with an exclusive, paid up and irrevocable license to certain trademarks owned by EdiZONE. On April 11, 2017, certain of the trademarks licensed to the Company were assigned by EdiZONE to the Company under an assignment agreement.

On February 10, 2017, the Company entered into a Shared Services Agreement with EdiZONE, LLC, effective January 1, 2017, pursuant to which each of the Company and EdiZONE agreed to provide certain operational and administrative support services. Pursuant to the Shared Services Agreement, Casey McGarvey, the Company’s Chief Legal Officer, and other employees of the Company provide services to EdiZONE, LLC. Mr. McGarvey also provides similar services to InnoHold, LLC, the controlling member of the Company. During the year ended December 31, 2017, the Company did not pay to or receive from EdiZONE, LLC any amounts under this agreement.

On November 1, 2017, the Company and EdiZONE executed an Amended and Restated Confidential Assignment and License Back Agreement, pursuant to which EdiZONE assigned substantially all of its intellectual property to the Company and the Company licensed back to EdiZONE such intellectual property for use outside the consumer comfort and cushioning field of use reserved by the Company. There continue to be no royalty payments by EdiZONE to the Company under this amended agreement.

During the year ended December 31, 2016, certain expenses of the Company in the amount of $96 were paid by EdiZONE and were reimbursed by the Company. The amount is included in accounts payable on the accompanying balance sheets as of December 31, 2016.

Note 10 Incentive Units

In January 2017 pursuant to the 2016 Equity Incentive Plan that authorized the issuance of 12,000 incentive units (the “Plan”). The Company granted 11,250 incentive units to an entity for the benefit of certain employees, which vest over four years (with 25% vesting after the first year and the remaining monthly vesting thereafter for the following 36 months) from the later of the first of the month after their respective date of hire or January 1, 2016. These incentive units are non-voting and the unit holders will only participate in potential liquidating distributions after a future majority sale of the Company. Incentive unit holders are only eligible to participate after the distribution threshold of approximately $135,000 is met. Incentive unit holders do not participate in tax or discretionary distributions prior to final liquidating distributions, but may be eligible to receive a catch up discretionary distribution once the common unit holders receive the distribution threshold from a liquidating event. The Company determined that the incentive units are accounted for as a liability which requires the fair value of the award to be determined at each reporting date with the change in fair value recorded in earnings. The incentive units contain a performance condition that the Company has concluded has not occurred, nor is it probable that one will occur. Therefore, for the year ended December 31, 2017 no compensation expense has been recognized. The plan does not allow for any incentive options to be granted after September 30, 2017. All reserved units that were not issued or that are otherwise forfeited, are held in the plan.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

The following table summarizes the Company’s total incentive unit activity for the year ended December 31, 2017:

Incentive
(in thousands)	Units
Incentive units outstanding as of January 1, 2016	-
Granted	11,250
Exercised	-
Forfeited	(2,633)
Expired	-
Incentive units outstanding as of December 31, 2017	8,617

Incentive units vested at December 31, 2017	2,981

Note 11 Concentrations

The Company had the following revenues by product:

	Years Ended December 31,
(in thousands)	2017	2016	2015
Mattress	$143,119	$55,030	$186
Top of bed[1]	26,771	775	5
Bases[2]	14,953	1,751	—
Cushion	12,016	7,917	5,648
Total revenue, net	$196,859	$65,473	$5,839

(1)	Includes pillows, sheets and mattress protectors.
(2)	Includes platforms and power bases.

Nearly all revenue was generated from sales in North America. No individual customer accounted for more than 10 percent of revenue during the years ended December 31, 2017 or 2016. At December 31, 2017 and 2016, approximately 64 percent and 61 percent, respectively, of accounts receivable was comprised of credit card processors with funds being deposited within 2 days to 2 weeks. One customer accounted for approximately 41 percent of revenues during the year ended December 31, 2015 and comprised approximately 55 percent accounts receivable as of December 31, 2015.

The Company currently obtains materials and components used in production from outside sources. As a result, the Company is dependent upon suppliers that in some instances, are the sole source of supply. The Company is continuing efforts to dual-source key components. The failure of one or more of the Company’s suppliers to provide materials or components on a timely basis could significantly impact the results of operations. The Company believes that it can obtain these raw materials and components from other sources of supply in the ordinary course of business, although an unexpected loss of supply over a short period of time may not allow for the replacement of these sources in the ordinary course of business.

The Company maintains its cash balances in financial institutions based in the United States that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250 for each financial institution per entity. At times, the Company’s cash balance deposited at financial institutions exceed the federally insured deposit limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 12 Income Taxes

Entities that are public and are not taxed should disclose the net difference between their tax bases and the reported amounts of their assets and liabilities. This disclosure is meant to indicate to an owner (or prospective owner) what future taxable income or deductions, disproportionate to reported amounts, will be generated for his/her ownership interest by the entity’s future operations. However, for some entities, tax positions available to individual owners will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual owners. Further, each owner’s tax accounting depends on his or her individual tax position. Thus, the entity itself frequently will not have information about individual owners’ tax basis. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual owners may not share the tax basis pro rata. The Company believes that these circumstances make it impracticable for the Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financials.

Note 13 Subsequent Events

On January 9, 2018, Chris Knudsen filed a complaint against the Company in the Fourth Judicial District Court of the State of Utah. Mr. Knudsen is a former consultant to the Company. His contract with the Company ended in March 2016. Mr. Knudsen alleges that the Company orally agreed before the end of his consulting contract to appoint him as its chief executive officer and that the Company breached an alleged oral arrangement to immediately issue him 4% of the Company’s equity at the time of his appointment. Mr. Knudsen alleges that the Company owes him a sum of $44,000 for his purported equity stake in the Company, plus interest, based on an initially announced $1,100,000 valuation. Mr. Knudsen also seeks declaratory relief that he owns the 4% equity position in the Company. The Company has not yet responded to the complaint that has been filed. The Company believes that this lawsuit is without merit and intends to vigorously contest it. The Company has insurance to defend against claims of this nature, which management believes is adequate.

On February 2, 2018, the Company merged with and into a wholly owned subsidiary of GPAC, with the Company being the survivor in that merger pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among GPAC, PRPL Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of GPAC (“Merger Sub”), the Company and InnoHold. In connection with the closing of the merger, GPAC was renamed “Purple Innovation, Inc.” (“Purple Inc”) and the operating agreement of the Company was amended so that, among other changes, the existing single class of common membership units in the Company were reclassified into two new classes of units, Class A membership units (the “Class A Units”) and Class B membership units (the “Class B Units”). 9,683 Class A Units were issued and are solely held by Purple Inc. They are voting common units of the Company entitled to share in the profits and losses of the Company and to receive distributions as and if declared by the board of managers of the Company. 44,071 Class B Units were issued and are solely held by InnoHold. They have limited voting rights and are entitled to share in the profits and losses of the Company and to receive distributions as and if declared by the board of managers of the Company. The amended operating agreement also appoints Purple Inc as the sole managing member of the Company. As the sole managing member of the Company, Purple Inc operates and controls all of the business and affairs of the Company. Accordingly, although Purple Inc has a minority economic interest in the Company, Purple Inc has the sole voting interest in, and control of the management of the Company.

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In connection with the merger, the Company obtained approximately $26,000 in cash for working capital needs. The total merger consideration payable to InnoHold for its existing common units in the Company was determined by an agreed upon enterprise value of $500,000 adjusted for the Company’s indebtedness, transaction expenses and cash held by the Company. The merger consideration was paid to InnoHold in cash, newly issued shares of Class B Stock in Purple Inc and newly issued Class B Units in the Company.

On February 2, 2018, the Company entered into a Credit Agreement (the “Credit Agreement”) with Coliseum Capital Partners, L.P. (“CCP”), Blackwell Partners LLC – Series A (“Blackwell”) and Coliseum Debt Fund, L.P. (together with CCP and Blackwell, the “Lenders”), pursuant to which the Lenders agreed to make a loan to the Company in an aggregate principal amount of $25,000 (the “Loan”). The Loan was closed and funded in connection with the closing of the merger on February 2, 2018. As part of the Credit Agreement, Purple Inc agreed to assign to the Lenders an aggregate of 2,500 Sponsor Warrants to purchase 1,250 shares of Class A Stock of Purple Inc. The Loan bears interest at 12.0% per annum and matures on February 2, 2023. Any pre-payments in the first year are subject to a make-whole payment, while pre-payments in years two through four are subject to certain pre-payment penalties. In addition, the Company may elect for interest in excess of 5.0% per annum to be capitalized and added to the principal amounts of the Loan. The Credit Agreement provides for certain remedies to the Lenders in the event of customary events of default. The Credit Agreement also provides for standard indemnification of the Lenders and contains representations, warranties and certain covenants of the Company. While any amounts are outstanding under the Credit Agreement, the Company is subject to a number of affirmative and negative covenants, including covenants regarding dispositions of property, investments, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. In particular, the Company is restricted from (i) making capital expenditures in excess of $20,000 in any fiscal year, (ii) incurring capital lease obligations in excess of $10,000 and (iii) incurring asset-based loans in excess of $20,000, subject to limited exceptions. The Company is also restricted from making distributions or other payments on its membership interest, subject to limited exceptions.

In February 2018, the Company paid off and closed the LOC with Wells Fargo by paying $8,100 in cash including accrued interest and fees.

On March 13, 2018, Samuel D. Bernards resigned as a member of the Company’s Board of Directors and as its Chief Executive Officer. The Company and Mr. Bernards have entered into a revocable separation agreement that includes a severance amount of six months’ pay, payable over a twelve-month period. The separation agreement does not become effective until a period of seven days after March 13, 2018.